SHAREHOLDER LETTER Q3 2024

Q3 2024

Q3 2024 Results

	Q3
(in millions, except percentages)	2023	2024	YoY Change

Revenue	$74.6	$259.1	247%
Transaction Value [1]	$109.0	$451.8	314%

Gross Profit	$12.3	$39.2	219%
Contribution [1]	$15.0	$41.5	176%

Net (Loss) Income	$(18.7)	$11.9	n/m
Adjusted EBITDA [1]	$3.6	$26.3	633%

n/m - Not Meaningful
__________________
1.See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

Q3 2024

Executive Summary
We had an outstanding third quarter, delivering record results across all key metrics. Transaction Value grew 314% year over year, to an all-time high of $451.8 million, due primarily to ongoing momentum in our Property & Casualty (P&C) insurance vertical. We achieved Adjusted EBITDA of $26.3 million, an increase of more than 600% year over year, again demonstrating the strong operating leverage in our business model.

In our P&C insurance vertical, Transaction Value grew over 750% year over year as auto insurance carriers increased their customer acquisition efforts in the direct channel against the backdrop of improved underwriting profitability. This additional demand drove year-over-year increases in both pricing and volume. We believe the auto insurance industry recovery is still in the middle innings, with many carriers yet to fully resume growth marketing investments. On the supply side, our strategic focus on expanding publisher partnerships also contributed to our gains in the quarter — and positions us well for continued market share growth into the future.

In our Health insurance vertical, third quarter Transaction Value grew 9% year over year, in line with our expectations. As a reminder, the fourth quarter is our seasonally strongest quarter in this vertical due to the timing of the Medicare Annual Enrollment Period and Affordable Care Act Open Enrollment Period. We continue to expect our Health insurance vertical to generate less than 20% of Transaction Value for the full year compared with 44% in 2023, as our business mix normalizes in connection with the rebound in our P&C vertical.

We further strengthened our balance sheet, ending the quarter with a net debt-to-Adjusted EBITDA ratio of less than 2.0x. We also made working capital investments during the quarter to support our growth. Going forward, we expect to convert a healthy percentage of Adjusted EBITDA into cash due to the operating efficiencies in our business, including minimal capital expenditure and working capital needs. While reducing net debt continues to be a near-term priority, we remain committed to disciplined capital management to create long-term shareholder value.

We believe our business model sets us apart. We operate the largest customer acquisition media marketplace for insurance, with strong, long-term partnerships that are not easily replicated by competitors. We connect hundreds of supply partners, who reach millions of high-intent insurance shoppers, with hundreds of demand partners (primarily insurance carriers). The network effects of our model, which allow carriers to rapidly scale their direct-to-consumer marketing investments, have enabled us to gain market share while maintaining our strong operating leverage, even in a very competitive advertising market.

While the P&C market has been improving rapidly, we see ample room for future growth. Even as private auto premiums are up around 15% year over year and profitability continues to improve, a number of major carriers have seen fewer policies in force and declining market share. We expect marketing investments to accelerate as these carriers compete more aggressively for market share. We also expect spend to increase further as additional carriers achieve target profitability levels and key states approve necessary rate increases. With our deep partner relationships, transparent marketplaces and scalable foundation, MediaAlpha is well-positioned to capitalize on the growing digital advertising market and drive sustained long-term growth and shareholder value creation.

Q3 2024

Financial Discussion - Transaction Value and Revenue Metrics
Transaction Value increased 314% year over year to $451.8 million in Q3 2024, driven primarily by a 766% increase in the P&C insurance vertical. Transaction Value represents the total gross investment in customer acquisition executed by our partners on our platform, and is one of the key metrics that reflects our ability to drive value for our partners and increase our share of wallet as budgets increasingly migrate online.
Transaction Value from our P&C insurance vertical increased 766% year over year to $387.5 million, driven by significant year-over-year increases in marketing budgets and customer acquisition spending by our carrier partners as they refocus on growth in response to improving underwriting profitability.
Transaction Value from our Health insurance vertical increased 9% year over year to $55.6 million, due primarily to higher demand for calls and leads.
Transaction Value from our Life insurance vertical declined 17% year over year to $6.3 million, driven by lower customer acquisition spending from our demand partners.
Transaction Value from our Other vertical, which includes travel and consumer finance, declined 56% year over year to $2.4 million.

Q3 2024

We generated $259.1 million of total revenue in Q3 2024, up 247% year over year, driven primarily by higher revenue from our P&C insurance vertical.

Revenue by Vertical
($ in millions)

$124
$112
$85
$75
$117
$127
$178
$259
$79
$46
$36
$34
$71
$47
$35
$33
$35
$55
$39
$32
$38
$69
$134
$219
Q4’22
Q1’23
Q2’23
Q3’23
Q4’23
Q1’24
Q2’24
Q3’24
Property & Casualty insurance
Health insurance
Life insurance
Other

Revenue from our P&C insurance vertical increased 586% year over year to $219.0 million in Q3 2024, driven largely by the increase in transaction value.
Revenue from our Health insurance vertical declined 3% year over year to $32.9 million in Q3 2024. Health revenue decreased while Transaction Value increased due to growth from certain partners who primarily transact via the Private Marketplace, where we recognize only our platform fee as revenue.
Revenue from our Life insurance vertical declined 2% year over year to $5.2 million in Q3 2024, driven by lower customer acquisition spending by our demand partners, offset in part by a higher mix of transactions from our Open Marketplace, which positively impacted revenue.
Revenue from our Other vertical, which consists of travel and consumer finance, declined 40% year over year to $2.0 million in Q3 2024.

Q3 2024

Financial Discussion - Profitability
Gross profit was $39.2 million in Q3 2024, a year-over-year increase of 219%. Contribution, which generally represents revenue less revenue share payments and online advertising costs, was $41.5 million in Q3 2024, a year-over-year increase of 176%. The year-over-year increase in Gross Profit and Contribution were driven primarily by the higher revenue partially offset by lower take rates. Contribution Margin was 16.0% in Q3 2024, compared with 20.2% in Q3 2023.
Net income was $11.9 million in Q3 2024, compared with a net loss of $18.7 million in Q3 2023. The increase was driven primarily by an increase in gross profit of $26.9 million and lower equity-based compensation expense of $5.9 million.
Adjusted EBITDA was $26.3 million in Q3 2024, a year-over-year increase of 633%. Adjusted EBITDA margin was 10.1% in Q3 2024, compared with 4.8% in Q3 2023. The increase was driven primarily by higher gross profit, offset in part by moderate investments in our operating expenses.

Q3 2024

Financial Discussion - Q4 2024 Outlook 1

	Q4 2024
Transaction Value [2]	$470 million	-	$495 million
Y/Y Growth	184%		199%

Revenue	$275 million	-	$295 million
Y/Y Growth	135%		152%

Adjusted EBITDA [2]	$29.5 million	-	$32.5 million
Y/Y Growth	133%		156%
Our guidance for Q4 2024 reflects a continuation of the recent trends in customer acquisition spending that we have seen in our P&C insurance vertical. As a result, we expect Transaction Value in our P&C insurance vertical to be flat to slightly up as compared to Q3 2024 levels, stronger than typical seasonal trends. We expect fourth quarter Transaction Value in our Health insurance vertical to be down mid-single digits year over year due to headwinds in Medicare.

Transaction Value: For Q4 2024, we expect Transaction Value to be in the range of $470 million - $495 million, a year-over-year increase of 192% at the midpoint.
Revenue: For Q4 2024, we expect revenue to be in the range of $275 million - $295 million, a year-over-year increase of 143% at the midpoint.
Adjusted EBITDA: For Q4 2024, we expect Adjusted EBITDA to be between $29.5 million and $32.5 million, a year-over-year increase of 144% at the midpoint. We are projecting Contribution less Adjusted EBITDA to be approximately $0.5 - $1.0 million higher than in Q3 2024.

Thank you,

Steve Yi	Patrick Thompson
Chief Executive Officer, President and Co-Founder	Chief Financial Officer & Treasurer
1 With respect to the Company’s projection of Adjusted EBITDA under “Financial Discussion – Q4 2024 Outlook”, MediaAlpha is not providing a reconciliation of Adjusted EBITDA to net income (loss) because the Company is unable to predict with reasonable certainty the reconciling items that may affect net income (loss) without unreasonable effort, including equity-based compensation, transaction expenses and income tax expense. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures for the applicable period.
2 See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

Q3 2024

Key Business and Operating Metrics and Non-GAAP Financial Measures
In addition to traditional financial metrics, we rely upon certain business and operating metrics that are not presented in accordance with GAAP to estimate the volume of spending on our platform, estimate and recognize revenue, evaluate our business performance and facilitate our operations. Such business and operating metrics should not be considered in isolation from, or as an alternative to, measures presented in accordance with GAAP and should be considered together with other operating and financial performance measures presented in accordance with GAAP. Also, such business and operating metrics may not necessarily be comparable to similarly titled measures presented by other companies.
Transaction Value
We define “Transaction Value” as the total gross dollars transacted by our partners on our platform. Transaction Value is an operating metric not presented in accordance with GAAP, and is a driver of revenue based on the economic relationships we have with our partners. Our partners use our platform to transact via Open and Private Marketplace transactions. In our Open Marketplace model, revenue recognized represents the fees paid by our Demand Partners for Consumer Referrals sold and is equal to the Transaction Value and revenue share payments to our Supply Partners represent costs of revenue. In our Private Marketplace model, revenue recognized represents a platform fee billed to the Supply Partner based on an agreed-upon percentage of the Transaction Value for the Consumer Referrals transacted, and accordingly there are no associated costs of revenue. We utilize Transaction Value to assess the overall level of transaction activity through our platform. We believe it is useful to investors to assess the overall level of activity on our platform and to better understand the sources of our revenue across our different transaction models and verticals.
The following table presents Transaction Value by platform model for the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Open Marketplace transactions	$253,016	$73,053	$546,949	$263,568
Percentage of total Transaction Value	56.0%	67.0%	55.1%	61.6%
Private Marketplace transactions	198,759	35,963	445,742	164,524
Percentage of total Transaction Value	44.0%	33.0%	44.9%	38.4%
Total Transaction Value	$451,775	$109,016	$992,691	$428,092
The following table presents Transaction Value by vertical for the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Property & Casualty insurance	$387,451	$44,715	$777,521	$223,305
Percentage of total Transaction Value	85.8%	41.0%	78.3%	52.2%
Health insurance	55,615	51,210	179,980	161,450
Percentage of total Transaction Value	12.3%	47.0%	18.1%	37.7%
Life insurance	6,261	7,566	24,384	26,042
Percentage of total Transaction Value	1.4%	6.9%	2.5%	6.1%
Other	2,448	5,525	10,806	17,295
Percentage of total Transaction Value	0.5%	5.1%	1.1%	4.0%
Total Transaction Value	$451,775	$109,016	$992,691	$428,092

Q3 2024

Contribution and Contribution Margin
We define “Contribution” as revenue less revenue share payments and online advertising costs, or, as reported in our consolidated statements of operations, revenue less cost of revenue (i.e., gross profit), as adjusted to exclude the following items from cost of revenue: equity-based compensation; salaries, wages, and related costs; internet and hosting costs; amortization; depreciation; other services; and merchant-related fees. We define “Contribution Margin” as Contribution expressed as a percentage of revenue for the same period. Contribution and Contribution Margin are non-GAAP financial measures that we present to supplement the financial information we present on a GAAP basis. We use Contribution and Contribution Margin to measure the return on our relationships with our supply partners (excluding certain fixed costs), the financial return on and efficacy of our online advertising costs to drive consumers to our proprietary websites, and our operating leverage. We do not use Contribution and Contribution Margin as measures of overall profitability. We present Contribution and Contribution Margin because they are used by our management and board of directors to manage our operating performance, including evaluating our operational performance against budget and assessing our overall operating efficiency and operating leverage. For example, if Contribution increases and our headcount costs and other operating expenses remain steady, our Adjusted EBITDA and operating leverage increase. If Contribution Margin decreases, we may choose to re-evaluate and re-negotiate our revenue share agreements with our supply partners, to make optimization and pricing changes with respect to our bids for keywords from primary traffic acquisition sources, or to change our overall cost structure with respect to headcount, fixed costs and other costs. Other companies may calculate Contribution and Contribution Margin differently than we do. Contribution and Contribution Margin have their limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results presented in accordance with GAAP.
The following table reconciles Contribution with gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Revenue	$259,133	$74,573	$564,056	$270,975
Less cost of revenue	(219,907)	(62,277)	(469,465)	(226,545)
Gross profit	$39,226	$12,296	$94,591	$44,430
Adjusted to exclude the following (as related to cost of revenue):
Equity-based compensation	405	1,012	2,654	2,959
Salaries, wages, and related	907	878	2,474	2,832
Internet and hosting	145	138	402	418
Other expenses	170	179	539	513
Depreciation	5	9	15	30
Other services	549	514	2,008	1,795
Merchant-related fees	75	11	217	14
Contribution	$41,482	$15,037	$102,900	$52,991
Gross margin	15.1%	16.5%	16.8%	16.4%
Contribution Margin	16.0%	20.2%	18.2%	19.6%
Consumer Referrals
We define “Consumer Referral” as any consumer click, call or lead purchased by a buyer on our platform. Click revenue is recognized on a pay-per-click basis and revenue is earned and recognized when a consumer clicks on a listed buyer’s advertisement that is presented subsequent to the consumer’s search (e.g., auto insurance quote search or health insurance quote search). Call revenue is earned and recognized when a consumer transfers to a buyer and remains engaged for a requisite duration of time, as specified by each buyer. Lead revenue is recognized when we deliver data leads to buyers. Data leads are generated either through insurance carriers, insurance-focused research destination websites or other financial websites that make the data leads available for purchase through our platform, or when consumers complete a full quote request on our proprietary websites. Delivery occurs at the time of lead transfer. The data we generate from each Consumer Referral feeds into our analytics model to generate conversion probabilities for each unique consumer, enabling discovery of predicted return and cost per sale across the platform and helping us to improve our platform technology. We monitor the number of Consumer Referrals on our platform in order to measure Transaction Value, revenue and overall business performance across our verticals and platform models.

The following table presents the percentages of total Transaction Value generated from clicks, calls and leads for the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Clicks	88.6%	66.1%	84.2%	73.0%
Calls	6.6%	19.9%	9.4%	16.0%
Leads	4.8%	14.0%	6.4%	11.0%

Q3 2024

Adjusted EBITDA
We define “Adjusted EBITDA” as net income (loss) excluding interest expense, income tax benefit (expense), depreciation expense on property and equipment, amortization of intangible assets, as well as equity-based compensation expense and certain other adjustments as listed in the table below. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA is a non-GAAP financial measure that we present to supplement the financial information we present on a GAAP basis. We monitor and present Adjusted EBITDA because it is a key measure used by our management to understand and evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in the calculations of Adjusted EBITDA. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, presenting Adjusted EBITDA provides investors with a metric to evaluate the capital efficiency of our business.
Adjusted EBITDA is not presented in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures presented in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. These limitations include the fact that Adjusted EBITDA excludes interest expense on debt, income tax benefit (expense), equity-based compensation expense, depreciation and amortization, and certain other adjustments that we consider to be useful to investors and others in understanding and evaluating our operating results. In addition, other companies may use other measures to evaluate their performance, including different definitions of “Adjusted EBITDA,” which could reduce the usefulness of our Adjusted EBITDA as a tool for comparison.
The following table reconciles Adjusted EBITDA with net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Net income (loss)	$11,888	$(18,698)	$14,817	$(53,262)
Equity-based compensation expense	8,597	14,454	26,452	43,943
Interest expense	3,562	3,947	11,158	11,397
Income tax expense	312	102	469	330
Depreciation expense on property and equipment	65	87	191	275
Amortization of intangible assets	1,609	1,730	4,827	5,188
Transaction expenses(1)	(45)	5	1,172	553
Impairment of cost method investment	—	—	—	1,406
Contract settlement(2)	—	—	(1,725)	—
Changes in TRA related liability	—	—	—	6
Changes in Tax Indemnification Receivable	(84)	(20)	(86)	(48)
Settlement of federal and state income tax refunds	—	—	—	3
Legal expenses(3)	367	1,979	2,155	3,418
Reduction in force costs (4)	—	—	—	1,233
Adjusted EBITDA	$26,271	$3,586	$59,430	$14,442
(1)Transaction expenses consist of immaterial expenses and $1.2 million of legal and accounting fees incurred by us for the three and nine months ended September 30, 2024, respectively, in connection with resale registration statements filed with the SEC. For the three and nine months ended September 30, 2023, transaction expenses consist of immaterial expenses and $0.6 million of legal and accounting fees, respectively, in connection with the amendment to the 2021 Credit Facilities, the tender offer filed by the Company's largest shareholder in May 2023, and a resale registration statement filed with the SEC.
(2)Contract settlement consists of $1.7 million of income for the nine months ended September 30, 2024 recorded in connection with a one-time contract termination fee received from one of our supply partners in the Health and Life insurance verticals that ceased operations during the nine months ended September 30, 2024.
(3)Legal expenses of $0.4 million and $2.2 million for the three and nine months ended September 30, 2024, respectively, and $2.0 million and $3.4 million for the three and nine months ended September 30, 2023, respectively, consist of legal fees incurred in connection with the civil investigative demand received from the Federal Trade Commission in February 2023 and costs associated with a legal settlement unrelated to our core operations during the nine months ended September 30, 2023.
(4)Reduction in force costs for the nine months ended September 30, 2023 consist of $1.2 million of severance benefits provided to the terminated employees in connection with the RIF Plan. Additionally, equity-based compensation expense includes $0.3 million of charges related to the RIF Plan for the nine months ended September 30, 2023.

Q3 2024

Forward-Looking Statements
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding statements regarding our belief that the auto insurance industry recovery is still in the middle innings, with many carriers yet to fully resume growth marketing investments; our belief that that our strategic focus on expanding publisher partnerships positions us well for continued market share growth into the future; our expectation that our Health insurance vertical will generate less than 20% of Transaction Value for the full year 2024; our expectation that we will convert a healthy percentage of Adjusted EBITDA into cash due to the operating efficiencies in our business; our expectation that carrier marketing investments will accelerate as they compete more aggressively for market share; our expectation that carrier marketing spend will increase further as additional carriers achieve target profitability levels and key states approve necessary rate increases; our belief that we are well-positioned to capitalize on the growing digital advertising market and drive sustained long-term growth and shareholder value creation; and our financial outlook for the fourth quarter of 2024. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including those more fully described in MediaAlpha’s filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K filed on February 22, 2024 and the Forms 10-Q filed on May 2, 2024 and August 1, 2024, and to be filed on or about October 31, 2024. These factors should not be construed as exhaustive. MediaAlpha disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this shareholder letter.

Q3 2024